Exhibit 19
GENERAL MOTORS COMPANY INSIDER TRADING POLICY

Amended and Restated: March 9, 2023

1.PURPOSE AND SCOPE

This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of General Motors Company (including its direct and indirect subsidiaries, “GM” or the “Company”). GM has adopted this Policy to promote compliance by Insiders (as defined below) with applicable laws that prohibit certain persons who are aware of Material Nonpublic Information (as defined below) about a company from: (i) trading in securities of that company; or (ii) providing Material Nonpublic Information to other persons who may trade on the basis of that information. This Policy applies to (i) directors, officers, and employees of GM, (ii) such persons’ Family Members (as defined below), and (iii) GM contractors and consultants who may have access to Material Nonpublic Information concerning GM and/or third parties conducting business with GM (collectively, “Insiders”). In addition, to promote compliance with insider trading laws, it is GM’s policy not to engage in transactions of GM securities in violation of insider trading laws.

2.CERTAIN DEFINED TERMS

2.1Family Members: Family members of a person, including a spouse, who reside with such person, anyone else who lives in such person’s household, and any family members who do not live in such person’s household but whose transactions in GM Securities (as defined below) are directed by such person or are subject to such person’s influence or control (e.g., parents or children who consult with such person before they trade in GM Securities).

2.2Restricted Insiders: Members of the Board of Directors, Senior Executives, and certain other employees who may be notified from time to time by the Corporate Secretary that they are Restricted Insiders.

2.3Material Nonpublic Information: Any information that a reasonable investor would consider important in making a decision to purchase, hold, or sell securities that has not been disclosed generally to the investing public in a manner that complies with applicable securities laws (e.g., by a press release or in a report filed with the U.S. Securities and Exchange Commission (the “SEC”)). Although it is not possible to list all types of material information, the following are examples of the types of information that are particularly sensitive and should be treated as material:

•earnings and related financial performance information;
•performance against or changes to externally communicated financial, sales, or other performance targets;
•performance against or changes to financial, sales, and other significant internal business forecasts;
•changes in the cadence or amount of dividends;
•significant changes in sales volumes, market share, production scheduling, product pricing, mix of sales, strategic plans, or liquidity;
•changes in debt ratings or analyst upgrades or downgrades of the issuer or one of its securities;
•major strategic transactions, including joint ventures, mergers, acquisitions, or dispositions;
•material labor negotiations or disputes, including possible strikes;
•significant legal proceedings or governmental investigations;
•loss of a significant supplier or entry into a significant joint venture;
•significant changes in accounting treatment, write-offs or effective tax rate;
•vehicle safety matters or potential or planned vehicle recall or field actions;
•a major cybersecurity breach;
•changes in top management or directors; and

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•stock splits and repurchases.

If an Insider has a question as to whether particular information is material or nonpublic, such Insider should not trade on or communicate the information to anyone without the prior written approval of the Securities Practice Team.

3.THE POLICY

3.1Restrictions Applicable to all Insiders

a.General Prohibition on Insider Trading.

(i)Except as otherwise specified below, no Insider shall, directly or indirectly, engage in any transactions (including gifts) involving any securities issued by or related to GM (collectively, “GM Securities”) during any period commencing on the date that the Insider first possesses Material Nonpublic Information concerning GM and ending at the earlier of (a) the beginning of the second market trading day after the public disclosure of that information or (b) such time as that nonpublic information is no longer material. For the avoidance of doubt, “GM Securities” includes securities issued by any direct or indirect subsidiaries of GM, including, for example, GM Financial Company Inc. and GM Cruise Holdings LLC.

(ii)No Insider shall, directly or indirectly, engage in any transactions in another company’s securities while in possession of Material Nonpublic Information concerning that company when that information was obtained in the course of employment with, or the performance of services on behalf of, GM.

b.Prohibition on Tipping Information to Others. Insiders may not disclose any Material Nonpublic Information concerning GM or make any recommendations or express opinions on the basis of Material Nonpublic Information as to trading in GM Securities (or any other company or its securities to the extent such information is acquired in the course of employment with, or the performance of services on behalf of, GM) to any other persons or entities (including, but not limited to, family members, friends, social acquaintances, investors, financial analysts and consulting firms), unless such disclosure is made in accordance with GM’s policies regarding the protection or authorized external disclosure of information. This prohibition applies whether or not the Insider receives any benefit from the use of that information by the other person or entity.

c.Penalties for Violations of Insider Trading Laws. Individuals who trade on Material Nonpublic Information (or tip information to others who trade) can be liable for civil and criminal penalties, in addition to legal and disciplinary action from GM, including dismissal for cause.

d.Other Prohibited Transactions. GM considers it inappropriate for Insiders to engage in speculative transactions in GM Securities or in certain other transactions in GM Securities that may lead to inadvertent violations of insider trading laws or that create a conflict of interest for the Insider. Therefore, Insiders may not engage in any of the following transactions with respect to GM Securities:

(i)short sales;
(ii)buying or selling GM options (other than options granted pursuant to GM’s long-term incentive plans), including puts or calls;
(iii)holding GM Securities in margin accounts and/or pledging GM Securities as collateral;
(iv)hedging transactions (including with respect to any SEC Rule10b5-1 Trading Plan); and
(v)placing standing orders with a broker to buy or sell GM Securities that have a duration in excess of three business days (other than when such orders are made pursuant to a SEC Rule 10b5-1 Trading Plan).

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In addition, from time to time, GM may determine that other types of transactions by Insiders in GM Securities shall be prohibited or shall be permitted only with the prior written consent of Securities Practice Team.

3.2 Additional Restrictions Applicable to Certain Insiders

a.Trading Windows

(i)Restricted Insiders may only engage in transactions in GM Securities (including gifts) during an open trading window (a “Trading Window”) or pursuant to a SEC Rule 10b5-1 Trading Plan. The Corporate Secretary will determine the commencement date and length of each Trading Window. However, Trading Windows will generally commence at the beginning of the second market trading day following the public release of quarterly or annual financial results and end at 12:00 p.m. Eastern Time on the last trading day of the second month of each quarter. Trading in GM Securities during a Trading Window should not be considered a "safe harbor," and all Insiders and other persons should use good judgment at all times to make sure that their trades are not effected while they are in possession of Material Nonpublic Information concerning GM.

(ii)From time to time, GM may also require that all or certain Insiders refrain from engaging in transactions in GM Securities for a specified period of time due to material information known to GM and not yet disclosed to the public.

b.Mandatory Preclearance of Transactions by Restricted Insiders. Restricted Insiders must receive preclearance from the Securities Practice Team prior to executing any transactions in GM Securities. A request for preclearance to trade in GM Securities should be submitted to the Securities Practice Team via email (preclearance@gm.com) at least one business day in advance of the proposed transaction. When a request for preclearance is made, the requestor should summarize the details of the proposed transaction and confirm in the request that he or she (i) has reviewed this Policy and (ii) is not aware of any Material Nonpublic Information concerning
GM. If the Securities Practice Team grants preclearance, the requestor may make the trade at any time within, but not after, four market trading days of receipt of preclearance. If the requestor becomes aware of Material Nonpublic Information concerning GM before the trade is executed, the preclearance shall be void and the trade must not be completed. If a person seeks preclearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in GM Securities and should not inform any other person of the denial.

c.Section 16 Officers

(i)Sell Exclusively Pursuant to SEC Rule 10b5-1 Trading Plans. The persons designated by GM’s Board of Directors as “officers” as defined by Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, “Section 16 Officers”), are prohibited from selling GM Securities other than pursuant to a SEC Rule 10b5-1 Trading Plan. GM’s SEC Rule 10b5-1 Trading Plan Guidelines are attached hereto as Exhibit A. Section 16 Officers may only enter into SEC Rule 10b5-1 Trading Plans during a Trading Window. Any Section 16 Officer who wishes to enter into a SEC Rule 10b5-1 Trading Plan must contact the Securities Practice Team via email (preclearance@gm.com).

(ii)Reporting Obligations and Short-Swing Transactions. Members of the Board of Directors and Section 16 Officers must comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act.

3.3 Certain Transactions Not Subject to Trading Restrictions

a.Stock Option Exercises. Subject to Section 3.2(c), this Policy does not apply to the exercise of employee stock options awarded under GM’s long-term incentive plans where no GM stock is sold in the market to fund the exercise price of an option. However, this Policy does apply to (i)

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any sale of shares subject to an employee stock option as part of a cashless exercise of an option (whether net proceeds are received in cash or shares) and (ii) any other sale or exchange of shares to generate the consideration needed to fund the exercise price of an option.

b.Approved Pre-Planned Trading Programs. Insiders may sell (or purchase) GM Securities under certain pre-planned trading programs (i.e., SEC Rule 10b5-1 Trading Plans) that (i) are entered into at a time when not in possession of Material Nonpublic Information concerning GM, (ii) comply with SEC Rule 10b5-1, or any successor rule, (iii) meet the requirements of GM’s SEC Rule 10b5-1 Trading Plan Guidelines (attached hereto as Exhibit A), and (iv) have been approved in advance, in writing, by the Securities Practice Team. Restricted Insiders may only enter into SEC Rule 10b5- 1 Trading Plans during a Trading Window. Any person who wishes to enter into a SEC Rule 10b5- 1 Trading Plan must contact the Securities Practice Team via email (preclearance@gm.com).

3.4 Personal Responsibility for Compliance with this Policy

Compliance with this Policy, including having the Securities Practice Team preclear a proposed transaction, is not an assurance that an insider trading violation will not be found to have occurred. This Policy is only designed to reduce the risk that such violation will be found to have occurred. Insiders should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests exclusively with each such Insider and that preclearance of trades and, if applicable, of SEC Rule 10b5-1 Trading Plans, by the Securities Practice Team does not reduce the obligations imposed on such Insiders by applicable laws. Any action on the part of GM or an attorney in the Securities Practice Team, or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an Insider from liability under applicable securities laws. If an Insider violates this Policy, GM may take legal and/or disciplinary action, including dismissal for cause, as applicable. Insiders must notify the Corporate Secretary or a lawyer in the Securities Practice Team if they become aware of a breach of this Policy.

4.APPLICABILITY OF POLICY TO FORMER EMPLOYEES

This Policy will continue to apply to Insiders for a period of time after their status with GM terminates. Subject to additional terms, conditions, or restrictions that may be set forth in an agreement between the Insider and GM:

a.Upon termination of their status with GM, Restricted Insiders are no longer required to engage in transactions in GM Securities exclusively during a Trading Window, but all other aspects of this Policy (including mandatory preclearance of any transactions in GM Securities) shall apply until the later of (i) the commencement of the Trading Window following the public release of earnings for the fiscal quarter in which the Restricted Insider’s status with GM terminates or (ii) the beginning of the second market trading day after the earlier of (a) the public disclosure of any Material Nonpublic Information known to the Insider or (b) such time as any Material Nonpublic Information known to the Insider is no longer material.

b.For all other former Insiders, this Policy shall apply until the beginning of the second market trading day after the earlier of (i) the public disclosure of any Material Nonpublic Information known to the Insider or (ii) such time that any Material Nonpublic Information known to the Insider is no longer material.

5.CONFIDENTIALITY GUIDELINES

Securities laws, as well as this Policy and other GM policies, prohibit Insiders from disclosing Material Nonpublic Information concerning GM (or any other company to the extent such information is acquired in the course of employment with GM) to any other person (including other GM personnel), except when such disclosure is necessary to fulfill a business objective of GM. However, such disclosures may be made only in accordance with GM’s disclosure policies outlined in “Winning with Integrity” available on Socrates.

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6.POLICY INTERPRETATION AND AMENDMENTS

The General Counsel and Corporate Secretary are responsible for interpreting and updating this Policy as required. The General Counsel or Corporate Secretary may authorize deviations in the procedures set forth in this Policy, provided that those deviations are consistent with the general purpose of this Policy and applicable securities laws. Any such deviations must be confirmed in writing. Any material amendment to the terms of this Policy must be approved by the General Counsel. This Policy replaces and supersedes GM’s previous Insider Trading Policy dated as of August 14, 2018.

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EXHIBIT A

SEC RULE 10B5-1 TRADING PLAN GUIDELINES

1.SUMMARY

Under GM’s Insider Trading Policy, Section 16 Officers are prohibited from transacting in GM Securities other than pursuant to an SEC Rule 10b5-1 trading plan (a “10b5-1 Trading Plan”) adopted in accordance with these guidelines. All other Insiders may, and are encouraged to, enter into 10b5-1 Trading Plans.

Rule 10b5-1 provides a defense from insider trading liability. In order to be eligible to rely on this defense, a person must enter into a Rule 10b5-1 Trading Plan that meets the conditions specified in Rule 10b5-1. Rule 10b5-1 presents an opportunity for Insiders to establish plans to sell or purchase GM Securities without the restrictions imposed by Trading Windows – even when in possession of Material Nonpublic Information concerning GM. Rule 10b5-1 only provides an “affirmative defense” if there is an insider trading lawsuit. It does not prevent anyone from bringing a lawsuit, nor does it prevent the media from reporting on any transactions executed pursuant to a plan.

You have the ultimate and exclusive responsibility for adhering to these guidelines and the requirements set forth herein. Any action on the part of the Company, any member of the Securities Practice Team, or any other employee pursuant to these guidelines (or otherwise) does not in any way constitute legal advice or insulate you from liability under applicable securities laws. As such, if you violate these guidelines, the Company may take disciplinary action, including dismissal for cause. You must notify the Securities Practice Team if you become aware of a breach of these guidelines, either by you or by another person subject to these guidelines.

2.TYPES OF TRADING PLANS

2.1Plans with Solium (a/k/a Shareworks). Insiders who participate in a GM stock incentive plan have accounts maintained by Solium Capital (“Solium”). GM’s Securities Practice Team has prepared a form of 10b5-1 Trading Plan that Insiders can use to establish arrangements to sell GM Securities held in their Solium accounts. This form of 10b5-1 Trading Plan will be provided upon request to the Securities Practice team (preclearance@gm.com).

2.2Plans with Other Brokers. Insiders may also have accounts with traditional brokers (e.g., Fidelity, etc.). Most traditional brokers offer a form of 10b5-1 Trading Plan that Insiders can use to establish arrangements to purchase or sell GM Securities. Any such form of 10b5-1 Trading Plan must be reviewed and approved by the Securities Practice Team. The Securities Practice Team may require that your broker modify its form of 10b5-1 Trading Plan to address restrictions imposed by these guidelines. If you are interested in adopting a 10b5-1 Trading Plan through your broker, please e-mail your broker and copy the Securities Practice Team (preclearance@gm.com).

3.REQUIREMENTS FOR ESTABLISHING AND TRADING UNDER A 10B5-1 TRADING PLAN

3.1Minimum Plan Requirements. Your 10b5-1 Trading Plan must:

a.Be entered into in good faith and during an open Trading Window at a time when you do not possess Material Nonpublic Information concerning GM. Your 10b5-1 Trading Plan may not be

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entered into as part of a plan or scheme to otherwise trade on the basis of Material Nonpublic Information concerning GM. To comply with these requirements, you must complete a preclearance interview with the Securities Practice Team prior to entering into your 10b5-1 Trading Plan.

b.Be in writing and preapproved by the Securities Practice Team. The Securities Practice Team must approve your written 10b5-1 Trading Plan before you may enter into it.

c.Include appropriate trading instructions. You may either specify the price, number of shares and date of trades ahead of time or provide a formula or other instructions by which your broker can determine the price, amount and date of trades. Alternatively, you may simply authorize your broker to make purchase and sale decisions on your behalf without any control or influence by you.

d.For Section 16 Officers only, include closed trading windows for the five trading days before and one trading day after the release of quarterly earnings. Because transactions by Section 16 Officers are reported publicly, this proscription is intended to avoid the disclosure of trades in the immediate run up to and aftermath of GM’s announcement of quarterly earnings.

e.Prohibit you from exercising any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. You may delegate discretionary authority to your broker, but in no event may you consult with your broker regarding executing transactions, or otherwise disclose information to your broker concerning GM that might influence the execution of transactions, under your 10b5-1 Trading Plan after it commences.

f.Include a minimum cooling off period. Specifically, if you are a Section 16 Officer or a Director, trading under your 10b5-1 Trading Plan may not begin until after the expiration of a cooling off period ending on the later of (1) 90 days after your adoption of your 10b5-1 Trading Plan or (2) two business days following the disclosure of GM’s financial results on Form 10-Q or Form 10-K, as applicable, for the fiscal quarter in which your 10b5-1 Trading Plan was adopted, up to a maximum of 120 days. For all other persons, the 10b5-1 Trading Plan may not begin until after the expiration of a 30-day cooling-off period after your adoption of your 10b5-1 Trading Plan. A cooling off period is required by SEC rules and designed to minimize the risk that a claim will be made that you were aware of Material Nonpublic Information concerning GM when you entered into the 10b5-1 Trading Plan and that the plan was not entered into in good faith.

g.Include an expiration date that is at least six months but not more than 18 months from the effective date of your Trading Plan. We will not approve plans with terms less of than 6 months or in excess of 18 months. Shorter-term plans may be viewed as an attempt to make advantageous short-term trades, and longer-term plans are likely to have to be amended or terminated, which defeats the ultimate purpose of 10b5-1 Trading Plans.

h.    Include representations at entry. Your 10b5-1 Trading Plan must include representations that, at the time of adoption, you (1) are not aware of Material Nonpublic Information about GM or its securities and (2) you are adopting the contract, instruction or plan in good faith and not as part of plan or scheme to evade the prohibitions of SEC Rule 10b5-1.

3.2 Trading Outside Your 10b5-1 Trading Plan. You may only purchase or sell GM Securities outside of your 10b5-1 Trading Plan in accordance with our Insider Trading Policy. In addition, you may not buy or sell GM Securities in an effort to use a hedging strategy to offset your plan trades while a plan is in effect. Any trading outside of your 10b5-1 Trading Plan will be subject to heightened scrutiny for potential hedging and, depending on the circumstances, it may be advisable not to engage in any trading outside the plan.

3.3 Limit on Overlapping Plans. You may not have more than one 10b5-1 Trading Plan outstanding at the same time, except in limited circumstanced pursuant to Rule 10b5-1 and subject in all cases to preapproval by the Securities Practice Team.

3.4 Limit on “Single Trade” Plans. Subject to and in accordance with the terms of Rule 10b5-1, you may not have more than one “single trade” 10b5-1 Trading Plan during any 12-month period

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3.5 Amendment, Suspension or Termination of the Trading Plan. Amendments, suspensions, and terminations will be viewed in hindsight and could call into question whether the 10b5-1 Trading Plan was entered into in good faith. As a result, amendments, suspensions, and terminations of 10b5-1 Trading Plans require preapproval of the Securities Practice Team, which will inquire into the change in circumstances that has occurred since the inception of the plan that is giving rise to the requested amendment, suspension, or termination. Scheduled sales or purchases of GM Securities pursuant to your 10b5-1 Trading Plan will not be halted during the pendency of your amendment, suspension, or termination request. The Company has the right at any time to require additional and/or different requirements in connection with the amendment, suspension, or termination of a trading plan in order to protect you and the Company from potential liability. Further, your 10b5-1 Trading Plan may be terminated or suspended by the Company at any time and for any reason. In addition, you may voluntarily amend, suspend or terminate your 10b5-1 Trading Plan, subject to the following conditions:

a.You may only amend, suspend or terminate your 10b5-1 Trading Plan during a Trading Window and following preclearance by the Securities Practice Team.

b.You may not amend, suspend or terminate your 10b5-1 Trading Plan if at the time of the amendment, suspension or termination you possess Material Nonpublic Information concerning GM.

c.You must sign a certificate in favor of the Company and your broker (or Solium) affirmatively stating that you do not possess Material Nonpublic Information concerning GM at the time of the amendment, suspension or termination.

d.Your amendment, suspension or termination must include any applicable cooling-off period pursuant to Rule 10b5-1.

e.No suspension of a 10b5-1 Trading Plan may exceed 60 calendar days.

f.A minimum of one year must elapse between your termination of an existing 10b5-1 Trading Plan and your entry into a new 10b5-1 Trading Plan.

g.You will be limited to one amendment or suspension of your 10b5-1 Trading Plan during its term.

3.6 Additional Plan Provisions. 10b5-1 Trading Plans must be operated in good faith and otherwise comply with Rule 10b5-1. None of the requirements or plan terms currently contemplated by these guidelines are exhaustive or limiting on the Company. The Company has the right to require the inclusion of additional provisions in your plan designed to protect you and/or the Company, whether before or after the plan has been approved by the Securities Practice Team, or to delete or amend existing provisions.
3.7 Disclosures. GM will be required to make certain quarterly disclosures, in accordance with Rule 10b5-1, regarding any adoption, modification or termination of a 10b5-1 Trading Plan by a director or Section 16 Officer. Upon the occurrence of any such adoption, modification or termination, such persons are required to promptly furnish the Securities Practice Team (via email (preclearance@gm.com)) information regarding the date of adoption, termination or modification of the 10b5-1 Trading Plan, the 10b5-1 Trading Plan’s duration, the aggregate number of securities to be sold or purchased under the 10b5-1 Trading Plan and any other information reasonably requested by the Securities Practice Team.

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